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[LETTERHEAD OF KPMG]








                        Consent of Independent Auditors


The Board of Directors
Chittenden Corporation:

We consent to the incorporation by reference in the registration statements, (No. 333-80747, 333-81197, 333-58133, 333-25531 and No. 333-25765) on Forms S-3
and S-8 of Chittenden Corporation and subsidiaries of our report dated January 22, 1999, relating to the consolidated balance sheets of Vermont Financial Services Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-K of Chittenden Corporation and subsidiaries.



/s/ KPMG LLP

Hartford, Connecticut
March 15, 2000